Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Reports Solid Third Quarter 2005 Results

Grew Total Revenue 11%, Data and Internet 31%

and Enterprise Revenue 19%, year over year

LITTLETON, Colo. – November 7, 2005 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its third quarter 2005 financial results, including $177.8 million in revenue, $62.4 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $23.4 million.

“We delivered our fourth consecutive quarter of revenue growth with robust margins,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We demonstrated steady growth throughout our business, with continued impressive trends in growing our enterprise services and delivering data and Internet solutions. Our product set continues to evolve as we expand and target new data applications to meet customer demand.”

Highlights for the Quarter

For the quarter ending September 30, 2005, the Company –

•	Grew total revenue $17.2 million year over year, an increase of 11%. Grew total revenue $3.0 million sequentially, an increase of 2% for the quarter

•	Grew enterprise revenue $15.8 million year over year, an increase of 19%. Grew enterprise revenue by $3.5 million sequentially, an increase of 4% for the quarter

•	Grew data and Internet revenue $9.8 million year over year, an increase of 31%. Grew data and Internet revenue by $1.5 million sequentially, an increase of 4% for the quarter

•	Carrier revenue grew $1.1 million year over year, representing 2% growth, and decreased $.9 million from the second quarter, a reduction of 1%

•	Produced M-EBITDA of $62.4 million, 62% gross margin and 35% M-EBITDA margin

•	Grew buildings served directly by the Company’s fiber network by 19% to 5,752 and increased customers by 15%, year over year, reflecting continued strong enterprise growth

•	Received Frost & Sullivan Product Line Strategy Leadership Award for Ethernet Technology

Sequential Results –Third Quarter 2005 compared to Second Quarter 2005

Revenue

Revenue for the quarter was $177.8 million, as compared to $174.8 million for the second quarter of 2005, an increase of $3.0 million sequentially. The primary components of the change included:

•	$3.5 million increase in revenue from enterprise customers across all lines of business

•	$.9 million decrease in carrier revenue, primarily due to fluctuations in dispute resolutions and contract settlements

By product line, the percentage change in revenue for the third quarter over the second quarter was as follows:

•	4% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	3% increase in switched services primarily due to growth in bundled voice products

•	Dedicated transport services remained relatively flat

Disconnects remained the same sequentially, reflecting 1.1% monthly revenue churn for the second and third quarters of 2005. This compares to 1.7% monthly revenue churn for the third quarter of 2004, which reflects a significant decrease. The Company continues to experience carrier disconnects, including disconnects from a wireless carrier related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $4.3 million to $62.4 million for the third quarter of 2005, a 7% increase sequentially. The increase primarily reflects strong revenue growth and a favorable improvement in selling, general and administrative costs in relation to total revenue. M-EBITDA margin was 35% for the quarter as compared to 33% reported in the second quarter of 2005. Gross margin remained strong at 62% for the second and third quarters of 2005. The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company’s net loss narrowed to $23.4 million, a loss of $.20 per share for the quarter, compared to a net loss of $27.2 million, a loss of $.23 per share for the second quarter of 2005. The decrease in the net loss primarily reflects the growth in M-EBITDA.

Year over Year Results –Third Quarter 2005 compared to Third Quarter 2004

Revenue

Quarterly revenue was $177.8 million for the current quarter as compared to $160.6 million for the third quarter of 2004, an increase of $17.2 million. The primary components of the change included:

•	$15.8 million increase in revenue from enterprise customers across all lines of business

•	$1.1 million increase from carriers due primarily to increased sales of dedicated transport services

By product line, the percentage change in revenue year over year was as follows:

•	31% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	7% increase for switched services, primarily due to growth in bundled voice products

•	5% increase for dedicated transport services, primarily due to increased enterprise and carrier revenue

M-EBITDA and Margins

M-EBITDA grew $10.8 million to $62.4 million for the third quarter of 2005, reflecting a 21% increase over the same period last year. The increase reflects higher sales, and a favorable improvement in operating and selling, general and administrative costs in relation to revenue. M-EBITDA margin was 35% for the quarter as compared to 32% for the same quarter last year.

Gross margin was 62% for the current quarter. This compared to 59% for the same period last year, reflecting strong year over year growth in revenue.

Net Loss

The Company’s net loss narrowed to $23.4 million, a loss of $.20 per share, for the current quarter, compared to a net loss of $30.9 million, a loss of $.27 per share for the third quarter of 2004. The decrease in the net loss primarily reflects the growth in M-EBITDA offset by an increase in depreciation and amortization and a favorable reduction in net interest expense.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $39.7 million for the third quarter. This compares to $42.5 million for the second quarter of 2005 and $46.9 million for the third quarter of 2004. Capital expenditures for the nine months ended September 30, 2005, were $121 million compared to $122 million for the same period last year. For the first nine months of the year, the Company increased its investment in success based capital projects to 85% of total capital expenditures, as compared to 70% for the same period last year. This increase reflects ongoing enterprise opportunities as well as new product costs in 2004 that did not recur in 2005. For 2005, the Company expects capital expenditures to be approximately $160 to $170 million, which includes the cost of continued expansion of its network, products and systems.

Other

On November 3, the Company completed a $200 million bank term loan priced at Eurodollar plus 2.5%. In addition, on November 4, the Company called its remaining $200 million of 9 3/4% senior notes due 2008 at 101.625% of par, which it will fund with cash on hand. The redemption is expected to occur in December 2005. Subsequent to the redemption, the Company’s nearest debt maturity is not until 2010.

“We remained focused on revenue growth, capital efficiency and return on investment,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “This focus has resulted in 15 consecutive quarters of un-levered free cash flow 2 , and continued progress toward levered free cash flow 3 , as well as 31% data and Internet revenue growth and 19% enterprise revenue growth, year over year.” For the third quarter of 2005 the Company produced $22.7 million of un-levered free cash flow and ($3.5) million of levered free cash flow.

Summary

“Our business continues to strengthen and grow,” said Herda. “We continue to see robust enterprise opportunities in the marketplace. We are providing customers the ability to replace legacy networks with new data networks that provide great scalability, convergence and disaster recovery options. Time Warner Telecom has the innovative solutions, national market reach, and data networking expertise in enterprise solutions to drive ongoing customer opportunities,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on November 8 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Unlevered cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website as noted above.

(3)	The Company defines levered free cash flow as Modified EBITDA less capital expenditure and net interest expense. Levered free cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website as noted above.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights. In addition, management uses un-levered free cash flow, which measures the ability of M-EBITDA to cover capital expenditures.

Due to the significant positive impact in 2003 and 2004 of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2005 and beyond, including expansion plans, revenue trends, growth prospects, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2004 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s third quarter 2005 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. As of September 30th, 2005, Time Warner Telecom had more than 20,000 route miles of its own local and regional fiber networks, a national IP backbone with 10 Gbps capacity, and over 5,700 buildings connected directly to its fiber networks. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	9/30/05	6/30/05	Growth %
Revenue
Dedicated transport services	$85,498	$85,165	0%
Switched services	42,134	40,957	3%
Data and Internet services	41,467	39,919	4%

	169,099	166,041	2%
Intercarrier compensation (2)	8,758	8,736	0%

Total Revenue	177,857	174,777	2%

Expenses
Operating costs	68,395	66,717	3%

Gross Margin	109,462	108,060	1%
Selling, general and administrative	47,071	49,913	-6%

Modified EBITDA	62,391	58,147	7%

Depreciation, amortization and accretion	59,595	58,672

Operating Income (Loss)	2,796	(525)
Interest expense	(29,764)	(29,453)
Interest income	3,527	2,855

Net loss before income taxes	(23,441)	(27,123)
Income tax expense	—	75

Net Loss	($23,441)	($27,198)

Capital Expenditures	$39,670	$42,468	-7%

Gross Margin	62%	62%

Modified EBITDA Margin	35%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Growth %	2005	2004	Growth %
Revenue
Dedicated transport services	$85,498	$81,175	5%	$256,311	$248,887	3%
Switched services	42,134	39,418	7%	123,541	116,852	6%
Data and Internet services	41,467	31,708	31%	118,082	90,040	31%

	169,099	152,301	11%	497,934	455,779	9%
Intercarrier compensation (2)	8,758	8,287	6%	26,274	29,284	-10%

	$177,857	160,588	11%	524,208	485,063	8%

Expenses
Operating costs	68,395	65,550	4%	201,919	194,088	4%

Gross Margin	109,462	95,038	15%	322,289	290,975	11%
Selling, general and administrative	47,071	43,432	8%	141,763	132,125	7%

Modified EBITDA	62,391	51,606	21%	180,526	158,850	14%

Depreciation, amortization and accretion	59,595	54,754		176,273	166,157

Operating Income (Loss)	2,796	(3,148)		4,253	(7,307)
Interest expense	(29,764)	(29,030)		(99,014)	(93,663)
Interest income	3,527	1,350		9,103	3,893
Investment gains	—	—		—	710

Net loss before income taxes	(23,441)	(30,828)		(85,658)	(96,367)
Income tax expense	—	75		150	525

Net Loss	($23,441)	($30,903)		($85,808)	($96,892)

Capital Expenditures	$39,670	$46,880	-15%	$121,468	$122,451	-1%

Gross Margin	62%	59%		61%	60%

Modified EBITDA Margin	35%	32%		34%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	9/30/05	6/30/05	9/30/04
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	116,330	116,131	115,679

Basic and Diluted Loss per Common Share
As Reported	($0.20)	($0.23)	($0.27)

	As of
	9/30/05	6/30/05	9/30/04
Common shares (thousands)
Actual Shares Outstanding	116,626	116,167	115,785

Options (thousands)
Options Outstanding	18,749	19,269	19,619

Options Exercisable	13,360	13,277	12,236

Options Exercisable and In-the-Money	4,067	2,476	1,856

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2005	June 30, 2005
ASSETS
Cash and equivalents, and short-term investments	$377,059	$382,384
Receivables	51,598	64,652
Less: allowance	(10,531)	(10,987)

Net receivables	41,067	53,665
Other current assets	25,430	26,668
Property, plant and equipment	2,447,573	2,412,340
Less: accumulated depreciation	(1,199,789)	(1,144,053)

Net property, plant and equipment	1,247,784	1,268,287
Other Assets	100,447	99,862

Total	$1,791,787	$1,830,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$28,693	$33,309
Deferred revenue	21,971	20,261
Accrued taxes, franchise and other fees	63,975	64,975
Accrued interest	18,994	42,929
Accrued payroll and benefits	25,231	29,192
Current portion of debt and lease obligations	1,943	2,385
Other current liabilities	73,495	66,134

Total current liabilities	234,302	259,185
Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes, due 2/15/2011	240,000	240,000
9.25% Senior unsecured notes, due 2/15/2014	400,466	400,479
9.75% Senior unsecured notes, due 7/15/2008	200,000	200,000
10.125% Senior unsecured notes, due 2/1/2011	400,000	400,000
Capital lease obligations	10,374	11,258
Less: current portion	(1,943)	(2,385)

Total long-term debt and capital lease obligations	1,248,897	1,249,352
Long-term Deferred Revenue	16,433	8,260
Other Long-Term Liabilities	8,027	7,849
Stockholders’ Equity	284,128	306,220

Total	$1,791,787	$1,830,866

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2004				2005
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	11,998	12,247	12,453	12,375	12,835	13,053	13,427
Regional	6,694	6,694	6,694	6,794	7,015	7,015	7,015

Total	18,692	18,941	19,147	19,169	19,850	20,068	20,442
Fiber Miles
Metro	626,873	637,081	646,849	642,298	653,506	662,156	683,795
Regional	273,963	273,963	273,963	275,163	275,186	275,186	275,186

Total	900,836	911,044	920,812	917,461	928,692	937,342	958,981
Buildings (2)
On-net	4,350	4,576	4,839	5,074	5,281	5,501	5,752
Type II	12,502	13,114	13,895	14,139	14,576	15,057	15,581

Total	16,852	17,690	18,734	19,213	19,857	20,558	21,333
Networks
Class 5 Switches	41	41	40	39	39	39	38
Soft Switches	12	12	12	13	20	26	32
Headcount
Total Headcount	1,982	1,971	1,990	1,986	2,019	2,029	2,022
Sales Associates (3)	305	310	323	314	317	312	312
Customers	9,209	9,632	9,982	10,396	10,740	11,088	11,439

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.

(3)	Includes Sales Account Executives and Customer Care Specialists.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	2004						2005
	Mar. 31 (Note 2)			Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported	As Reported	As Reported	As Reported	As Reported
Financial Metrics: (1), (2)
Revenue ($000)
Dedicated transport services	$84,160	$1,661	$82,499	$83,552	$81,175	$83,690	$85,648	$85,165	$85,498
Switched services	38,113	(25)	38,138	39,321	39,418	41,053	40,450	40,957	42,134
Data and Internet services	28,424	675	27,749	29,908	31,708	34,765	36,696	39,919	41,467

Subtotal	150,697	2,311	148,386	152,781	152,301	159,508	162,794	166,041	169,099
Intercarrier Compensation	10,952	—	10,952	10,045	8,287	8,516	8,780	8,736	8,758

Total Revenue	$161,649	$2,311	$159,338	$162,826	$160,588	$168,024	$171,574	$174,777	$177,857
Operating Costs	64,317	—	64,317	64,221	65,550	67,197	66,807	66,717	68,395
Selling, general and administrative	45,312	(400)	45,712	43,381	43,432	46,192	44,779	49,913	47,071

Modified EBITDA (2)	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635	$59,988	$58,147	$62,391

Capital Expenditures ($000)	$31,548	—	$31,548	$44,023	$46,880	$49,382	$39,330	$42,468	$39,670

Gross Margin (3)	60%	n/a	60%	61%	59%	60%	61%	62%	62%
Modified EBITDA Margin	32%	n/a	31%	34%	32%	33%	35%	33%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin without MCI settlements to help enhance comparability of these measures between periods.

(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.